                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                (Amendment No. 1)


                            WINK COMMUNICATIONS, INC.
- --------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.001 PER SHARE
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   974168 10 6
- --------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IF FILED:

                  [ ]  RULE 13d-1(b)

                  [ ]  RULE 13d-1(c)

                  [X]  RULE 13d-1(d)

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).






* POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

- ----------------------                                        ------------------
CUSIP NO.: 974168 10 6                13G                     Page 2 of 20 Pages
- ----------------------                                        ------------------

- --------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           General Electric Capital Corporation
           13-1500700
- --------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
           Not applicable.
- --------------------------------------------------------------------------------
3          SEC USE ONLY

- --------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
- --------------------------------------------------------------------------------
                          5         SOLE VOTING POWER

                                    581,250
                       ---------------------------------------------------------
     NUMBER OF            6         SHARED VOTING POWER
      SHARES
   BENEFICIALLY                     -0-
     OWNED BY          ---------------------------------------------------------
       EACH               7         SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                        581,250
       WITH            ---------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    -0-
- --------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           581,250
- --------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [X]

           The amount in Row 9 does not include 550,000 shares of the Issuer's Common Stock beneficially owned by National Broadcasting Company,
           Inc., and 25,000 shares of the Issuer's Common Stock beneficially owned by CNBC, Inc., beneficial ownership of all of which is disclaimed by General Electric Capital Corporation.
- --------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           1.9% (The aggregate amount beneficially owned by General Electric Capital Corporation, National Broadcasting Company, Inc. and CNBC,
           Inc. is 3.7%.)
- --------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
- --------------------------------------------------------------------------------

- ----------------------                                        ------------------
CUSIP NO.: 974168 10 6                13G                     Page 3 of 20 Pages
- ----------------------                                        ------------------


- --------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           General Electric Capital Services, Inc.

           06-1095035
- --------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
           Not applicable.
- --------------------------------------------------------------------------------
3          SEC USE ONLY

- --------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
- --------------------------------------------------------------------------------
                           5         SOLE VOTING POWER

                                     Disclaimed (see 9 below).
                       ---------------------------------------------------------
      NUMBER OF            6         SHARED VOTING POWER
       SHARES
    BENEFICIALLY                     Not applicable.
      OWNED BY         ---------------------------------------------------------
        EACH               7         SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                        Disclaimed (see 9 below).
        WITH           ---------------------------------------------------------
                           8         SHARED DISPOSITIVE POWER

                                     Not applicable.
- --------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
- --------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable.
- --------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Not applicable (see 9 above).
- --------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
- --------------------------------------------------------------------------------

- ----------------------                                        ------------------
CUSIP NO.: 974168 10 6                13G                     Page 4 of 20 Pages
- ----------------------                                        ------------------


- --------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           General Electric Company

           14-0689340
- --------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
           Not applicable.
- --------------------------------------------------------------------------------
3          SEC USE ONLY

- --------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
- --------------------------------------------------------------------------------
                          5         SOLE VOTING POWER

                                    Disclaimed (see 9 below).
                       ---------------------------------------------------------
     NUMBER OF            6         SHARED VOTING POWER
      SHARES
   BENEFICIALLY                     Not applicable.
     OWNED BY          ---------------------------------------------------------
       EACH               7         SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                        Disclaimed (see 9 below).
       WITH            ---------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    Not applicable.
- --------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Beneficial ownership of all shares is disclaimed by General Electric Company.
- --------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable.
- --------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Not applicable (see 9 above).
- --------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
- --------------------------------------------------------------------------------

- ----------------------                                        ------------------
CUSIP NO.: 974168 10 6                13G                     Page 5 of 20 Pages
- ----------------------                                        ------------------


- --------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           National Broadcasting Company, Inc.

           14-1682529
- --------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
           Not applicable.
- --------------------------------------------------------------------------------
3          SEC USE ONLY

- --------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
- --------------------------------------------------------------------------------
                           5         SOLE VOTING POWER

                                     550,000
                       ---------------------------------------------------------
      NUMBER OF            6         SHARED VOTING POWER
       SHARES
    BENEFICIALLY                     25,000
      OWNED BY         ---------------------------------------------------------
        EACH               7         SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                        550,000
        WITH           ---------------------------------------------------------
                           8         SHARED DISPOSITIVE POWER

                                     25,000
- --------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           575,000
- --------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [X]

           The amount in Row 9 does not include 581,250 shares of the Issuer's Common Stock beneficially owned by General Electric Capital Corporation, beneficial ownership of all of which is disclaimed by National Broadcasting Company, Inc.
- --------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           1.8% (The aggregate amount beneficially owned by General Electric Capital Corporation, National Broadcasting Company, Inc. and CNBC,
           Inc. is 3.7%.)
- --------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
- --------------------------------------------------------------------------------

- ----------------------                                        ------------------
CUSIP NO.: 974168 10 6                13G                     Page 6 of 20 Pages
- ----------------------                                        ------------------


- --------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           CNBC, Inc.
- --------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
           Not applicable.
- --------------------------------------------------------------------------------
3          SEC USE ONLY

- --------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
- --------------------------------------------------------------------------------
                          5          SOLE VOTING POWER

                                     -0-
                       ---------------------------------------------------------
     NUMBER OF            6         SHARED VOTING POWER
      SHARES
   BENEFICIALLY                     25,000
     OWNED BY          ---------------------------------------------------------
       EACH               7         SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                        -0-
       WITH            ---------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    25,000
- --------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,000
- --------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [X]

           The amount in Row 9 does not include 581,250 shares of the Issuer's Common Stock beneficially owned by General Electric Capital Corporation, and 550,000 shares of the Issuer's Common Stock beneficially owned by National Broadcasting Company, Inc., beneficial ownership of all of which is disclaimed by CNBC, Inc.
- --------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           less than 0.1% (The aggregate amount beneficially owned by General Electric Capital Corporation, National Broadcasting Company, Inc. and CNBC, Inc. is 3.7%.)
- --------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
- --------------------------------------------------------------------------------

- ----------------------                                        ------------------
CUSIP NO.: 974168 10 6                13G                     Page 7 of 20 Pages
- ----------------------                                        ------------------


- --------------------------------------------------------------------------------
1
           NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           National Broadcasting Company Holding, Inc.
           13-3448662
- --------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
           Not applicable.

- --------------------------------------------------------------------------------
3          SEC USE ONLY

- --------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
- --------------------------------------------------------------------------------
                          5         SOLE VOTING POWER

                                    Disclaimed (see 9 below).
                       ---------------------------------------------------------
     NUMBER OF            6         SHARED VOTING POWER
      SHARES
   BENEFICIALLY                     Not applicable.
     OWNED BY          ---------------------------------------------------------
       EACH               7         SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                        Disclaimed (see 9 below).
       WITH            ---------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    Not applicable.
- --------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Beneficial ownership of all shares is disclaimed by National Broadcasting Company Holding, Inc.
- --------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable.
- --------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Not applicable (see 9 above).
- --------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
- --------------------------------------------------------------------------------

- ----------------------                                        ------------------
CUSIP NO.: 974168 10 6                13G                     Page 8 of 20 Pages
- ----------------------                                        ------------------


ITEM 1(a)      NAME OF ISSUER:

               Wink Communications, Inc.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1001 Marina Village Parkway
               Alameda, California 94501


ITEM 2(a)      NAME OF PERSON FILING:

               General Electric Capital Corporation ("GE Capital") General Electric Capital Services, Inc. ("GECS")
               General Electric Company ("GE")
               National Broadcasting Company Holding, Inc. ("NBCH") National Broadcasting Company, Inc. ("NBC")
               CNBC, Inc. ("CNBC")

               GE Capital is a wholly-owned subsidiary of GECS, which is a wholly-owned subsidiary of GE. CNBC is a wholly-owned subsidiary of NBC, which is a wholly-owned subsidiary of NBCH, which is a wholly-owned subsidiary of GE.

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               GE Capital:   260 Long Ridge Road, Stamford, CT          06297
               GECS:         260 Long Ridge Road, Stamford, CT          06297
               GE:           3135 Easton Turnpike, Fairfield, CT        06431
               NBC:          30 Rockefeller Plaza, New York, NY         10112
               NBCH:         30 Rockefeller Plaza, New York, NY         10112
               CNBC:         2200 Fletcher Ave., Fort Lee, NJ           07024

ITEM 2(c)      CITIZENSHIP:

               GE Capital:          New York
               GECS:                Delaware
               GE:                  New York
               NBC:                 Delaware
               NBCH:                Delaware
               CNBC:                Delaware

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.001 per share.

ITEM 2(e)      CUSIP NUMBER:

               974168 10 6

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.

- ----------------------                                        ------------------
CUSIP NO.: 974168 10 6                13G                     Page 9 of 20 Pages
- ----------------------                                        ------------------


ITEM 4         OWNERSHIP:

               (a)-(c) The responses of GE Capital, GECS, GE and NBCH to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated herein by reference.

               Each of GECS, GE and NBCH hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by GE Capital, NBC and CNBC. GE Capital hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by NBC and CNBC. NBC hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by GE Capital and CNBC. CNBC hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by GE Capital and NBC.


ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable.

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

ITEM 10        CERTIFICATION:

               Not applicable.

- ----------------------                                       -------------------
CUSIP NO.: 974168 10 6                13G                    Page 10 of 20 Pages
- ----------------------                                       -------------------


Signature:     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date: February 12, 2001


                             GENERAL ELECTRIC CAPITAL CORPORATION



                             By:  /s/ BARBARA J. GOULD
                                 -----------------------------------------
                                    Name:   Barbara J. Gould
                                    Title:  Department Operations Manager

- ----------------------                                       -------------------
CUSIP NO.: 974168 10 6                13G                    Page 11 of 20 Pages
- ----------------------                                       -------------------



Signature:     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date: February 12, 2001


                             GENERAL ELECTRIC CAPITAL SERVICES, INC.



                             By: /s/ BARBARA J. GOULD
                                 -----------------------------------------
                                    Name:   Barbara J. Gould
                                    Title:  Attorney-in-Fact

- ----------------------                                       -------------------
CUSIP NO.: 974168 10 6                13G                    Page 12 of 20 Pages
- ----------------------                                       -------------------


Signature:     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date: February 12, 2001


                            GENERAL ELECTRIC COMPANY



                             By: /s/ BARBARA J. GOULD
                                 -----------------------------------------
                                    Name:   Barbara J. Gould
                                    Title:  Attorney-in-Fact

- ----------------------                                       -------------------
CUSIP NO.: 974168 10 6                13G                    Page 13 of 20 Pages
- ----------------------                                       -------------------



Signature:     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date: February 12, 2001


                             NATIONAL BROADCASTING COMPANY, INC.



                             By:  /s/ ELIZABETH A. NEWELL
                                 -----------------------------------------
                                    Name:  Elizabeth A. Newell
                                    Title: Assistant Secretary

- ----------------------                                       -------------------
CUSIP NO.: 974168 10 6                13G                    Page 14 of 20 Pages
- ----------------------                                       -------------------



Signature:     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date: February 12, 2001


                             NATIONAL BROADCASTING COMPANY HOLDING, INC.



                             By:  /s/ ELIZABETH A. NEWELL
                                 -----------------------------------------
                                    Name:  Elizabeth A. Newell
                                    Title: Assistant Secretary

- ----------------------                                       -------------------
CUSIP NO.: 974168 10 6                13G                    Page 15 of 20 Pages
- ----------------------                                       -------------------



Signature:     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date: February 12, 2001


                             CNBC, INC.



                             By:  /s/  ELIZABETH A. NEWELL
                                 -----------------------------------------
                                    Name:  Elizabeth A. Newell
                                    Title: Attorney-in-Fact

- ----------------------                                       -------------------
CUSIP NO.: 974168 10 6                13G                    Page 16 of 20 Pages
- ----------------------                                       -------------------


                                  EXHIBIT LIST


  EXHIBIT NO.                        TITLE                           PAGE NO.
  -----------                        -----                           --------
       A              Joint Filing Agreement dated                      17
                      February 14, 2001 among GE Capital,
                      GECS, GE, NBC, CNBC and NBCH.

       B              Power of Attorney of General Electric             18
                      Company, dated as of February 22,
                      2000, naming, among others, Barbara
                      J. Gould as attorney-in-fact.

       C              Power of Attorney of General Electric             19
                      Capital Services, Inc., dated as of
                      February 22, 2000, naming, among
                      others, Barbara J. Gould as attorney-
                      in-fact.

       D              Power of Attorney of National                     20
                      Broadcasting Company Holding, Inc.,
                      National Broadcasting Company, Inc.,
                      and CNBC, Inc., dated as of
                      February 8, 2000, naming, among
                      others, Elizabeth A. Newell as
                      attorney-in-fact.

- ----------------------                                       -------------------
CUSIP NO.: 974168 10 6                13G                    Page 17 of 20 Pages
- ----------------------                                       -------------------


                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT

               This will confirm the agreement by and among all of the undersigned that a statement may be filed on behalf of each of the undersigned persons by GE Capital Corporation ("GE Capital") with respect to the Common Stock of Wink Communications, Inc. Further, each of the undersigned agrees that GE Capital, by any of its duly elected officers, shall be authorized to sign from time to time on behalf of the undersigned, any amendments to this Schedule 13G or any statements on Schedule 13G relating to Wink Communications, Inc. which may be necessary or appropriate from time to time.

Date: February 12, 2001

                             GENERAL ELECTRIC CAPITAL CORPORATION


                             By:  /s/  BARBARA J. GOULD
                                 -----------------------------------------
                                    Name:  Barbara J. Gould
                                    Title: Department Operations Manager


                             GENERAL ELECTRIC CAPITAL SERVICES, INC.

                             By:  /s/  BARBARA J. GOULD
                                 -----------------------------------------
                                    Name:  Barbara J. Gould
                                    Title: Attorney-in-Fact


                            GENERAL ELECTRIC COMPANY


                             By:  /s/  BARBARA J. GOULD
                                 -----------------------------------------
                                    Name:  Barbara J. Gould
                                    Title: Attorney-in-Fact


                             NATIONAL BROADCASTING COMPANY HOLDING, INC.

                             By:  /s/ ELIZABETH A. NEWELL
                                 -----------------------------------------
                                    Name:  Elizabeth A. Newell
                                    Title: Assistant Secretary


                             NATIONAL BROADCASTING COMPANY, INC.

                             By:  /s/ ELIZABETH A. NEWELL
                                 -----------------------------------------
                                    Name:  Elizabeth A. Newell
                                    Title: Assistant Secretary

                             CNBC, INC.


                             By:  /s/ ELIZABETH A. NEWELL
                                 -----------------------------------------
                                    Name:  Elizabeth A. Newell
                                    Title: Attorney-in-Fact

- ----------------------                                       -------------------
CUSIP NO.: 974168 10 6                13G                    Page 18 of 20 Pages
- ----------------------                                       -------------------


                                                                       EXHIBIT B
                             POWER OF ATTORNEY

        The undersigned, General Electric Company, a New York corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

               Name of Attorney:            Joan C. Amble
                                            Nancy E. Barton
                                            Jeffrey S. Werner
                                            Leon E. Roday
                                            Michael A. Gaudino
                                            Robert O. O'Reilly, Sr.
                                            Preston Abbott
                                            Murry K. Stegelmann
                                            James Ungari
                                            J. Gordon Smith
                                            Michael E. Pralle
                                            Iain MacKay
                                            Jonathan K. Sprole
                                            Barbara J. Gould
                                            Robert L. Lewis
                                            Wendy E. Ormond
                                            Mark F. Mylon

               Each Attorney shall have the power and authority to do the following:

               To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by General Electric Capital Services, Inc., General Electric Capital Corporation or any of their subsidiaries.

        And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

        Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

        Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

        IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.
                                      General Electric Company
        (Corporate Seal)
                                      By:        /s/  Philip D. Ameen
                                           ------------------------------------
                                           Philip D. Ameen, Vice President
Attest:

       /s/   Robert E. Healing
- --------------------------------------
Robert E. Healing, Attesting Secretary

- ----------------------                                       -------------------
CUSIP NO.: 974168 10 6                13G                    Page 19 of 20 Pages
- ----------------------                                       -------------------


                                                                       EXHIBIT C
                                POWER OF ATTORNEY

        The undersigned, General Electric Capital Services, Inc. a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

               Name of Attorney:
                                            Michael A. Gaudino
                                            Robert O. O'Reilly, Sr
                                            Murry K. Stegelmann
                                            James Ungari
                                            Preston Abbott
                                            Leon E. Roday
                                            J. Gordon Smith
                                            Michael E. Pralle
                                            Iain MacKay
                                            Jonathan K. Sprole
                                            Barbara J. Gould
                                            Robert L. Lewis
                                            Wendy E. Ormond
                                            Mark F. Mylon

               Each Attorney shall have the power and authority to do the following:

               To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

        And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

        Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

        Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

        IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                      General Electric Capital Services, Inc.
        (Corporate Seal)
                                      By:       /s/   Nancy E. Barton
                                          --------------------------------------
                                          Nancy E. Barton, Senior Vice President
Attest:

      /s/    Brian T. McAnaney
- --------------------------------------
Brian T. McAnaney, Assistant Secretary

- ----------------------                                       -------------------
CUSIP NO.: 974168 10 6                13G                    Page 20 of 20 Pages
- ----------------------                                       -------------------

                                                                       EXHIBIT D


                                POWER OF ATTORNEY

        The undersigned, National Broadcasting Company Holding, Inc., a Delaware corporation (hereinafter referred to as the "Corporation"), does hereby make, constitute and appoint the persons listed below as true and lawful agents and attorneys-in-fact (hereinafter referred to as the "Attorney") of the Corporation to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

               Name of Attorney:    Elizabeth A. Newell
                                    Susan E. Weiner

               Each Attorney shall have the power and authority to do the following:

               To execute and deliver Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by National Broadcasting Company Holding, Inc. or any of its subsidiaries.

        And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient of the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

        Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

        Unless sooner revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York.

        IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed on this 8th day of February, 2000.


                              NATIONAL BROADCASTING COMPANY
                              HOLDING, INC.


                              By:  /s/  Mark Begor
                                  -----------------------------------------
                                   Mark Begor
                                   Vice President